Exhibit 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

We have attempted and have been unable to obtain from Arthur Andersen LLP a consent for the reissuance of their report on our financial statements as of and for the period ended December 31, 2001, as required by Section 7 of the Securities Act of 1933, as amended (the Securities Act). Accordingly, investors will not be able to sue Arthur Andersen LLP, pursuant to Section 11 (a)(4) of the Securities Act and therefore may have their recovery limited as a result of the lack of consent.